      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1997



                                                       REGISTRATION NO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                        FORM SB-2 REGISTRATION STATEMENT
                       ON FORM S-3 REGISTRATION STATEMENT
                                      AND
        FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                           UNIVERSAL SELF CARE, INC.

       (Exact name of small business issuer as specified in its charter)

         DELAWARE                      5999                95-4228470
     (State or other            (Primary Standard       (I.R.S. Employer
     jurisdiction of                Industrial           Identification
      incorporation)           Classification Code            No.)
                                     Number)

                             11585 FARMINGTON ROAD
                            LIVONIA, MICHIGAN 48150
                                 (313) 261-2988

   (Address and telephone number of registrant's principal executive offices)

                                BRIAN BOOKMEIER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             11585 FARMINGTON ROAD
                            LIVONIA, MICHIGAN 48150
                                 (313) 261-2988

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:


                            PETER W. ROTHBERG, ESQ.
                GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 801-9200


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
                              (See following page)
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF EACH CLASS                   AMOUNT TO BE        OFFERING PRICE PER          AGGREGATE
       OF SECURITIES TO BE REGISTERED             REGISTERED(3)          WARRANT/SHARE        OFFERING PRICE(1)
Common Stock issuable upon exercise of Class
  A Warrants................................        1,707,875                $3.30               $5,635,988
Common Stock issuable upon exercise of Class
  C Warrants................................         114,400                 $4.62                $528,528
Shares of Common Stock to be sold by certain
  selling stockholders (the "Original
  Selling Stockholder Shares")..............        2,705,144                $2.75              $7,439,146(2)
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Loan Consideration Warrants").......         150,000                 $1.00                $150,000
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Waiver Warrants")...................         115,000                 $1.35                $155,250
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Additional Waiver Warrants")........         35,000                  $2.00                 $70,000
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Acquisition Options")...............         175,000                 $1.25                $218,750
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Compensation Options")..............         416,667                 $1.35                $562,500
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Employment Options")................         175,000                 $1.25                $218,750
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Additional Employment Options").....         100,000                 $1.75                $175,000
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Buchholz Options")..................         175,000                 $1.70                $297,500
Shares of Common Stock issuable upon
  exercise of outstanding options held by
  Tod Robinson (the "Robinson Options").....         30,000                  $1.50                 $45,000
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Funding Options")...................         375,000                 $2.50                $937,500
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Funding Warrants")..................         225,000                 $2.25                $506,250
Total Registration Fee......................

                                                    AMOUNT OF
            TITLE OF EACH CLASS                   REGISTRATION
       OF SECURITIES TO BE REGISTERED                  FEE
Common Stock issuable upon exercise of Class
  A Warrants................................         $1,708
Common Stock issuable upon exercise of Class
  C Warrants................................          $161
Shares of Common Stock to be sold by certain
  selling stockholders (the "Original
  Selling Stockholder Shares")..............         $2,254
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Loan Consideration Warrants").......           $46
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Waiver Warrants")...................           $47
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Additional Waiver Warrants")........           $21
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Acquisition Options")...............           $67
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Compensation Options")..............          $170
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Employment Options")................           $67
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Additional Employment Options").....           $54
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Buchholz Options")..................          $103
Shares of Common Stock issuable upon
  exercise of outstanding options held by
  Tod Robinson (the "Robinson Options").....           $14
Shares of Common Stock issuable upon
  exercise of certain outstanding options
  (the "Funding Options")...................          $285
Shares of Common Stock issuable upon
  exercise of certain outstanding warrants
  (the "Funding Warrants")..................          $153
Total Registration Fee......................         $5,150



* This Registration Statement incorporates Post-Effective Amendment No. 1 to Universal Self Care, Inc., Registration Statement, Registration No. 33-95222, which Registration Statement was declared effective by the Securities and Exchange Commission on March 20, 1996. The 1,707,875 shares of Common Stock issuable upon exercise of the Class A Warrants (the "Public Warrants"), the 114,400 shares of Common Stock issuable upon exercise of the Class C Warrants (the "Underwriters' Warrants"), and 870,271 shares of Common Stock to be sold by certain selling stockholders (the "Original Securities") were previously registered pursuant to Registration Nos. 33-50426 and 33-95222, and of the $5,150 filing fee identified above ($2,594 of which relates to the Original Securities), more than $2,594 was previously paid in connection with Registration Nos. 33-50426 and 33-95222 with respect to the Original Securities. A filing fee of $2,556 is herewith included upon filing this Registration Statement with respect to the previously unregistered 1,834,873 shares of Common Stock included in the Selling Stockholder Shares (the "New Selling Stockholder Shares"), 150,000 shares of Common Stock underlying the Loan Consideration Warrants (the "Loan Consideration Shares"), the 115,000 shares of Common Stock underlying the Waiver Warrants (the "Waiver Shares"), the 35,000 shares of Common Stock underlying the Additional Waiver Warrants (the "Additional Waiver Shares"), the 175,000 shares of Common Stock underlying the Acquisition Options (the "Acquisition Shares"), the 416,667 shares of Common Stock underlying the Compensation Options (the "Compensation Shares"), the 175,000 shares of Common Stock underlying the Employment Options (the "Employment Shares"), the 100,000 shares of Common Stock underlying the Additional Employment Options (the "Additional Employment Shares"), the 375,000 shares of Common Stock underlying the Funding Options (the "Funding Shares"), the 225,000 shares of Common Stock underlying the Funding Warrants (the "Funding Warrant Shares"), the 175,000 shares of Common Stock underlying the Buchholz Options (the "Buchholz Shares")_and the 30,000 shares of Common Stock underlying the Robinson Options (the "Robinson Shares") (the New Selling Stockholder Shares, the Loan Consideration Shares, the Waiver Shares, the Additional Waiver Shares, the Acquisition Shares, the Compensation Shares, the Employment Shares, the Additional Employment Shares, the Robinson Shares, the Buchholz Shares, the Funding Shares and the Funding Warrant Shares are collectively referred to as the "New Shares").



(1) Estimated solely for the purpose of calculating the registration fee. Estimates the exercise prices of the Public Warrants, the Underwriters' Warrants, the Loan Consideration Warrants, the Waiver Warrants, the Additional Waiver Warrants, the Acquisition Options, the Compensation Options, the Employment Options, the Additional Employment Options, the Robinson Options, the Buchholz Options, the Funding Options and the Funding Warrants (collectively, the "New Convertible Securities").



(2) Pursuant to Rule 457, such number of shares and the estimated offering price per share, is based upon the average of the high and low prices for a share of Common Stock on July 7, 1997, which was less than $2.75 per share as reported on The Nasdaq SmallCap Market.


(3) Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends, and similar adjustments as set forth in the provisions of the Public Warrants, the Underwriters' Warrants and the New Convertible Securities).

                           UNIVERSAL SELF CARE, INC.


        1,707,875 SHARES OF COMMON STOCK,                    2,705,144 SHARES OF COMMON STOCK
    INCLUDED IN 1,707,875 CLASS A COMMON STOCK            FOR CERTAIN SELLING STOCKHOLDERS (THE
      PURCHASE WARRANTS ("CLASS A WARRANTS")             "ORIGINAL SELLING STOCKHOLDERS' SHARES")
             ------------------------                            ------------------------
                                                             1,971,667 SHARES OF COMMON STOCK
         114,400 SHARES OF COMMON STOCK,                     INCLUDED IN 1,746,667 ADDITIONAL
     INCLUDED IN 114,400 CLASS C COMMON STOCK                      WARRANTS AND OPTIONS
      PURCHASE WARRANTS ("CLASS C WARRANTS")                (THE "NEW CONVERTIBLE SECURITIES")
             ------------------------                            ------------------------



    This Prospectus relates to an offering (the "Offering") of 6,499,086 shares of Common Stock, $.0001 par value (the "Common Stock"), of Universal Self Care, Inc., a Delaware corporation ("Universal" or the "Company"), consisting of: (i) 1,707,875 shares of Common Stock underlying 1,707,875 outstanding Class A Warrants (the "Public Warrants"), (ii) 114,400 shares of Common Stock underlying 114,400 outstanding Class C Warrants (the Class C Warrants are sometimes identified as the "Underwriters' Warrants"), (iii) 2,705,144 shares of Common Stock held by certain stockholders of the Company (the "Original Selling Stockholders' Shares") and 1,971,667 shares of Common Stock (the "New Shares") underlying 1,971,667 New Convertible Securities (the Original Selling Stockholders' Shares and the New Shares are hereinafter sometimes collectively referred to as the "Shares"). See "PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS." Each Class A Warrant entitles the holder to purchase one share of Common Stock for $3.30 per share until December 10, 1997. Each Class C Warrant entitles the holder to purchase one share of Common Stock for $4.62 per share until December 10, 1997. The New Convertible Securities consist of the following: (i) 150,000 Loan Consideration Warrants issued to Messrs. Robert M. Rubin and Damon Testaverde, former members of senior management, to purchase 150,000 Loan Consideration Shares of Common Stock, exercisable at $1.00 per share through July 28, 2003; (ii) 115,000 Waiver Warrants issued to Mr. Fred Kassner, Ms. Susan Kaufman and Mr. Peter Fishbein to purchase 115,000 Waiver Shares of Common Stock, exercisable at $2.00 per share through August 30, 2001;
(iii) 35,000 Additional Waiver Warrants issued to Ms. Susan Kaufman and Mr. Peter Fishbein to purchase 35,000 Additional Waiver Shares of Common Stock; (iv) 175,000 Acquisition Warrants issued to Edward Buchholz to purchase 175,000 Acquisition Shares of Common Stock in connection with the Company's 1993 acquisition of Diabetes Self Care (formerly the Thriftee Group), exercisable at $1.25 per share through February 8, 1998; (v) 416,667 Compensation Options issued to members of senior management, Messrs. Brian Bookmeier, Alan Korby, Matthew Gietzen and Edward Buchholz, to purchase 416,667 Compensation Shares of Common Stock, in connection with their waiver of 12 months of compensation from the Company, exercisable at $1.35 per share through May 31, 2001; (vi) 350,000 Employment Options issued to Edward Buchholz under his Company employment agreement to purchase 175,000 Employment Shares of Common Stock, exercisable at $1.25 per share through February 8, 1998, and 175,000 Employment Shares of Common Stock, exercisable at $1.70 per share through December 15, 2001; (vii) 100,000 Additional Employment Options issued to Richard Hough under his Company employment agreement to purchase 100,000 Additional Employment Shares of Common Stock, exercisable at $1.75 per share through June 30, 1999; (viii) 30,000 Robinson Options issued to Tod Robinson under his Company employment agreement to purchase 30,000 Robinson Shares at $1.50 per share and (ix) 375,000 Funding Options issued to Health Care Partners Funding L.P., the Company's principal lender, to purchase 375,000 Funding Shares of Common Stock, exercisable at $2.50 per share through September 30, 2001 and (x) 225,000 Funding Warrants issued to Health Care Partners Funding L.P. to purchase 225,000 Funding Warrant Shares of Common Stock, exercisable at $2.25 per share through April 30, 2002.


    The outstanding Class A Warrants were initially issued as components of Units sold in connection with a December 1992 public offering of the Company's securities (the "Public Offering"), and the Underwriters' Warrants are issuable upon exercise of the Underwriters' Unit Purchase Option sold to the several underwriters of the Public Offering. The Company will receive the proceeds from exercise of the Public Warrants and the Underwriters' Warrants as well as from exercise of the New Convertible Securities referred to in this Prospectus.
                                             (Cover Page Continued on Next Page)

 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE COMPANY HAS
    EXPERIENCED SEVERE CASH FLOW SHORTAGES FROM TIME TO TIME. THERE IS NO
        ASSURANCE THAT THE COMPANY WILL NOT EXPERIENCE SEVERE CASH FLOW
      SHORTAGES IN THE FUTURE. THERE IS ALSO NO ASSURANCE THAT THE COMPANY
        WILL RECEIVE ANY PROCEEDS FROM THE OFFERING. SEE "RISK FACTORS"
             (COMMENCING ON PAGE 13, PARTICULARLY "--SUBSTANTIAL
             INDEBTEDNESS AND CASH FLOW SHORTAGES..."; "--NEED FOR
                ADDITIONAL FINANCING"; AND "--NO PROCEEDS TO THE
                          COMPANY FROM THE OFFERING."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                  THE DATE OF THIS PROSPECTUS IS       , 1997

    The persons identified herein as the Original Selling Stockholders acquired their 2,705,144 Original Selling Stockholders' Shares being offered hereby in various transactions, including: (i) 450,000 shares of Common Stock underlying warrants exercisable at $1.00 per share (the "Kassner Warrants") sold in partial consideration for two secured loan transactions (the "Kassner Financings"), one of which was consummated in April 1995 (a $1,000,000 loan, which has since been fully retired, and warrants to purchase 150,000 shares) and the other of which was consummated in July 1995 (a $2,000,000 loan, which has since been repaid, and warrants to purchase 300,000 shares); (ii) 222,223 shares of Common Stock (of which only 13,889 shares are included in the Original Selling Stockholders' Shares), purchased for $1.00 per share, upon the exercise of warrants issued in partial consideration for an aggregate of $400,000 of loans made to the Company in January 1995 (the "Bridge Financing") and evidenced by 10% promissory notes due July 1995 (the "Bridge Notes"); (iii) an aggregate 106,382 remaining shares (out of an original 200,000 shares) of Common Stock acquired by Messrs. Kenneth Payne, Jr. and Clayton Wisely in connection with the Company's 1993 acquisition of Diabetes Self Care; (iv) 300,000 shares acquired by Mr. Robert Moody in an April 1995 private placement; (v) 500,000 shares acquired in connection with a May 1997 private placement; and (vi) 1,334,873 shares acquired in connection with a June 1997 private placement.


    The persons identified herein as the holders of the New Convertible Securities and the Original Selling Stockholders' Shares are sometimes collectively referred to as the "Selling Stockholders."


    The Company's publicly traded Common Stock and Class A Warrants are currently listed separately on the automated quotation system of the Nasdaq SmallCap Market ("Nasdaq") under the symbols "USCI" and "USCIW," respectively. The Common Stock and Class A Warrants are also separately listed on the Boston Stock Exchange under the symbols "USV" and "USVW," respectively. On July 7, 1997, the last trade prices for the Common Stock and Class A Warrants reported on Nasdaq were $2.6875 per share and $.75 per Class A Warrant, respectively.


    The various exercise prices of each of the Public Warrants, Underwriters' Warrants, and New Convertible Securities are all subject to adjustment pursuant to the anti-dilution provisions thereof. The Company will only receive proceeds from the exercise of the foregoing securities, but will not receive any proceeds from the resale thereof.

    The exercise of the Public Warrants may be prohibited in certain states. See "RISK FACTORS--Costs Resulting From Necessity of Continuing Post-Effective Amendments to the Company's Registration Statement and State Blue Sky Registration; Exercise of Public Warrants Dependent on Current Registration Statement; Costs Resulting from Obligations to Selling Stockholders." Although the Public Warrants were initially sold in jurisdictions in which the Public Warrants and underlying shares of Common Stock were qualified for sale, purchasers who reside in or may move to jurisdictions in which the Public Warrants or underlying shares are not registered for sale or otherwise qualified may have purchased such Public Warrants in the aftermarket during the period when the Public Warrants are exercisable. In this event, the Company would be unable to issue shares to such persons desiring to exercise their Public Warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists. The exercise prices and other terms of the Public Warrants were originally determined by negotiation between the Company and the underwriters of the Units sold in the Public Offering, and such terms were not necessarily related to the Company's asset value, net worth, or any other established criterion of value. See "RISK FACTORS" and "PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS."

    The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). No underwriting arrangements have been entered into by the Selling Stockholders. If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Shares as principals, any profits received by such broker-dealers on the resales of the shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares offered by Selling Stockholders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transaction, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with the sales of the Shares. See "PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 001-111568) pursuant to the Exchange Act are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996;

        2. The Company's Annual Report, as amended, on Form 10-KSB/A for the fiscal year ended June 30, 1996;

        3.  The Company's definitive proxy material filed on January 22, 1997 on
    Schedule 14A in connection with the Company's 1997 Annual Meeting of Stockholders;


        4. The Company's Form 10-QSB for each of the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.


        5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed December 8, 1992; and


        6. The Company's Current Reports on Form 8-K filed on September 10, 1996 and July 7, 1997.



        7. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1996.


    All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares will be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of the Warrants and the Shares, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference). Requests for such copies should be directed to Mr. Robert Ortlieb, Communications Director, 11585 Farmington Road, Livonia, Michigan 48150; telephone number (313) 261-2988.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS ASSUMES NO ISSUANCE OF THE 3,568,942 SHARES ISSUABLE UPON EXERCISE OF THE PUBLIC WARRANTS, THE UNDERWRITERS' WARRANTS AND THE NEW CONVERTIBLE SECURITIES. UNLESS OTHERWISE INDICATED, THE TERM "YEAR" OR "FISCAL YEAR" REFERS TO THE COMPANY'S FISCAL YEAR ENDING JUNE 30.


THE COMPANY


    Universal, a Delaware corporation incorporated in 1989, is a managed care company that supplies and distributes both prescription and non-prescription medications and durable medical equipment and supplies, principally to persons suffering from diabetes, as well as to persons suffering from asthma. Universal is the parent corporation for the following wholly-owned subsidiaries:
Clinishare Diabetes Centers, Inc., a California corporation ("Clinishare"); Physicians Support Services, Inc., a California corporation ("PSS"); USC-Michigan, Inc., a Michigan corporation and its wholly-owned subsidiary, PCS, Inc.--West (the "PCS Companies"), a Michigan corporation; The Thriftee Group, Inc. (formerly Fieldcor, Inc.), a Virginia corporation; and Medical Accounting Specialists, Inc., a Virginia corporation. Depending upon the context, the term "Company" refers to either Universal alone, or Universal and one or more of its operating subsidiaries. These subsidiaries and Universal do business as "Diabetes Self Care" or "Universal RX."


    The Company is completing the consolidation of all subsidiary operations in the two primary administrative offices in Livonia, Michigan and Roanoke, Virginia. The Livonia office contains executive offices, new customer development and sales and marketing departments. The Roanoke facility contains administrative offices, accounting, order maintenance, billing and reimbursement processing operations. Warehousing and shipping operate from Roanoke, Virginia, Livonia, Michigan and Van Nuys, California.

    The existing market for the Company's products reaches all 50 states. It is estimated by the American Diabetes Association that more than 16 million people in the United States (6% of the domestic population, based upon 1990 United States census figures) suffer from diabetes, with over 725,000 new cases being diagnosed each year.

    The Company's products are currently sold to customers through the efforts of the Company's in-house marketing staff. Sales of such products are made (i) by the efforts of sales representatives employed by the Company; (ii) by mail order for delivery by common carrier and (iii) through managed care contracts with business corporations and medical insurance groups. The Company's sales have traditionally been made to persons referred by physicians, diabetes nurse educators and other health care professionals and to persons reached by the Company's print advertising. Managed care contracts are the fastest growing segment of the business, and Management's business plan is directed toward making the managed care business the dominant part of the Company's business in the future.


    A profile of required products is maintained for each Company customer, and customers receive the necessary diabetes and asthma supplies on a scheduled monthly basis. Customers are contacted periodically to determine ongoing requirements and to otherwise adjust product shipments.



    The Company solicits contracts to provide "managed care services" to corporations that provide self-insured medical coverage to their employees. A contract with a managed care customer generally gives the Company the exclusive right to supply all diabetes and asthma-related products to the large numbers of persons whose medical care is provided and/or paid for by the contracting parties, at agreed upon prices, during the contract period. Universal Rx's managed care services include management of diabetes and asthma product purchasing and consulting services related to the types and amounts of related products which should be purchased by the customer. The Company's program was designed in anticipation of changes in health care delivery systems proposed by state and Federal governments which are expected to favor managed care contracts.


    The Company's sales representatives are responsible for contacting customer referral sources and for promoting the Company's scheduled, monthly product shipment program and other services. Based upon medical prescriptions received by the Company, a profile of required products is maintained and customers who are part of the scheduled, monthly shipment program receive the necessary diabetes and asthma supplies on a regular monthly basis. Customers are contacted on a periodic basis to determine ongoing requirements and otherwise to adjust product shipments. The primary products sold include insulin, syringes, glucose test strips, glucose monitors, lancets and insulin pumps.


    Payment for scheduled, monthly home delivery of products is made by the customer's assignment to the Company of the customer's full Medicare, Medicaid (Medi-Cal for California residents eligible for Medicaid benefits) or other third-party insurance cost reimbursement amount. The sales price of the Company's products is adjusted for any contractual allowances required by Medicare and Medi-Cal. Other than contractual allowances, any difference between the product purchase price and the reimbursement amount received by the Company is billed directly to the customer or that customer's secondary insurance carrier for further collection. Managed care contract customers also receive home delivery of products and individual attention; however, claims are filed directly with the managed care company, with one invoice covering many customers. Payment is usually received in under 30 days with a minimum of administrative effort. The Company's management believes that continued and increased participation in managed care contracts can represent a significant opportunity for the Company to improve its operating results.

    The Company distributes a significant portion of its products by common carrier and the United States Postal Service. Each customer determines an initial list of monthly necessities based upon his or her individual profile as provided by their physician. Based on this profile, the customer receives a monthly shipment of necessary supplies.


    The Company maintains a pharmacy in Virginia that is licensed by the Virginia State Board of Pharmacy, and one in California licensed by the State of California Department of Consumer Affairs-- State Board of Pharmacy. These pharmacies are utilized for the preparation and/or distribution of diabetes and asthma supplies that are available by prescription and some non-prescription supplies. Neither pharmacy is available for walk-in sales to customers.


REVENUES, ASSETS AND PROFITS


    The Company's revenues are derived from the sale and distribution of supplies, equipment, publications and drugs related to the treatment and care of diabetes and asthma. During the year ended June 30, 1996, approximately 95% of the Company's total sales revenues were derived from third-party payors such as Medicare, Medicaid (including Medi-Cal), insurance companies and other third-party payor health care reimbursement programs (including self-insured corporations and HMOs). Approximately 5 % of its revenues were from private party payments. Approximately 12% of Company reimbursement sales were made to HMOs and self-insured corporations through the efforts of the managed care program (Universal Rx).


    Glucose strips, blood glucose monitors, syringes and insulin are the four
(4) most important products distributed by the Company. Glucose strip sales accounted for over 65 % of Company's consolidated net sales during the year ended June 30, 1996.

SUPPLIERS

    The Company's largest four suppliers during the fiscal year ended June 30, 1996 were Lifescan, Inc., from which the Company purchased approximately $11,000,000 of inventory (53 % of total purchases), Boehringer Mannheim, from which the company purchased approximately $3,775,000 of inventory (18% of total purchases), McKesson Wholesale, Inc., from which the Company purchased approximately $3,505,000 of inventory (17% of total purchases) and Medisense, Inc., from which the Company purchased approximately $838,000 of inventory (4% of total purchases).

    The Company's largest four suppliers during the fiscal year ended June 30, 1995 were Lifescan, Inc., from which the Company purchased approximately $3,900,000 of inventory (26% of total purchases), McKesson Wholesale, Inc., from which the Company purchased approximately $3,384,000 of inventory (22% of total purchases), Overland Pharmacy, Inc., from which the Company purchased approximately $2,335,000 of inventory (15% of total purchases) and Boehringer Mannheim, from which the Company purchased approximately $1,585,000 of inventory (10% of total purchases).

    The Company's credit terms with its principal suppliers are standard wholesale terms in the pharmaceutical industry, which is a maximum of 25 days post-shipment cash payment or 30, 60 and 90 day terms with manufacturers, depending upon the products purchased.

SALES AND MARKETING

    The Company generates sales through the efforts of 32 "outside" sales representative employees who cover 34 states. In addition, the Company has a staff of 29 "inside" sales representative employees who generate mail order sales from a list of customers who have previously ordered products and new customers generated from advertisements in trade journals. Sales are also generated through print advertising and word of mouth from referral sources and customers. The Company employs a staff of 67 trainers whose sole purpose is to provide individual in-home or in-hospital customer training on products.

    The Company's outside sales representatives are responsible for developing new referral sources while maintaining the current client base in their assigned territory. All outside sales representatives market directly to the following health care professionals: hospitals, clinics, private physicians, diabetes educators, nurses, dieticians, home care companies, private charitable organizations, county medical services and plan benefit designers, who on a regular basis see people with diabetes and can refer patients to the Company.


    The Company markets its managed care program to health organizations and large self-insured companies principally through the efforts of its 95% owned subsidiary, Health Care Management Solutions, Inc., whose sales representatives work to generate long-term contracts to provide diabetes products to members of HMOs and employee participants in self-insured company health plans. Health Care Partners Funding L.P. owns the 5% balance of the equity of Health Care Management Solutions, Inc. This area is currently and is expected to continue as the fastest growing part of the Company's business.



    Sales representatives involve themselves in community activities related to diabetes and/or asthma education and at-home diabetes care. The Company, throughout the year, is involved in national trade shows which provide exposure to referral sources. All sales representatives complete a formal educational training program that encompasses an overview of diabetes and asthma, the industry and its operations. The sales representatives become familiar with the features and operating procedures of the products that they sell. They are educated with respect to the Company's policies and procedures of training customers and the Company's operations.



    Upon the referral of a potential customer, the Company verifies the insurance coverage and arranges for a personal visit with the customer by a Company representative. Normally, the customer has just been diagnosed as having diabetes or asthma and the representative provides emotional support as well as demonstrated experience that the disease can be controlled, with the intent of instilling confidence that the customer can lead a normal lifestyle. The representative will review the physician's order in detail with the individual for the types of products to be used and the frequency of blood glucose testing to be performed. Based on this profile, the representative will make recommendations regarding procedures to be followed. The representative provides detailed instruction on the proper use of prescribed medical devices. The customer will be encouraged to participate in the Company's monthly maintenance program so that he or she can receive necessary supplies and/or medication on a periodic basis, subject to adjustment as ongoing needs change.



    The Company also provides mail order services to customers already experienced in handling the treatment of diabetes and asthma. Customers respond to print advertising in industry publications and contact Company representatives to make product purchases. The Company's representatives are knowledgeable about the products and provide a friendly, supportive communication with the customer. Following the initial order, the representative will periodically contact the customer to determine further requirements. The Company maintains a follow-up program to monitor its customers' needs and generate on-going revenues.


    The Company does not depend upon any one or a limited number of customers for the sale of its products. During the years ended June 30, 1994, 1995 and 1996 no single customer accounted for more than 10% of the Company's consolidated net sales.

COMPETITION


    There are numerous other companies on a local, regional and national level throughout the United States that sell products and services to individuals with diabetes or asthma. Although all of these companies deliver similar products to individuals with diabetes or asthma, there are three different primary services that differentiate the Company's products from those of other companies. These include home delivery and training with follow-up monthly maintenance deliveries, mail-order sales and managed care long-term contracts. The primary service, home delivery and training, involves an individual visit with the customer by a Company representative. The physician's order is reviewed, and specific training on the use of the recommended products and advice on recordkeeping, diet and a variety of related subjects is provided. The customer is then entered into a monthly maintenance program for supplies and is monitored on an ongoing basis. The Company also provides mail-order services for customers requiring individual purchases. Along with home delivery and training services and mail order services, the Company provides complete insurance reimbursement processing services so that the customer is not required to submit insurance claims and wait for reimbursements.



    National retail chain stores and pharmacies such as Price Club, K-Mart, Wal-Mart, Revco and RiteAid, regional chains, and local retailers sell many of the same diabetes and asthma supplies and equipment as those sold by the Company. Many of the national companies are more well-established, larger and better financed than the Company. These companies utilize their reputations and substantial marketing resources to attract consumers with diabetes or asthma. However, retailers and pharmacies frequently have a limited selection of products, and provide little or no training or follow-up in the use of products by individuals suffering from diabetes. These retailers may not offer third-party billing services, forcing the customer to pay for products themselves and wait for subsequent reimbursement, even though the customer may have insurance that covers all or a portion of the cost of the supplied products.



    The total number of retail competitors is large, and the market for diabetes and asthma-related products is fragmented because of its size and the low barriers to entry, but Company management believes that the number of companies in the current market that offer either home delivery and training services or mail-order services, along with third-party insurance reimbursement processing services, has been decreasing slightly primarily due to mergers and acquisitions and reductions in reimbursement levels for insurance reimbursement (including Medicare and Medicaid). This latter aspect of the Company's business is characterized by higher barriers to entry due to the specialization of operations related to the processing of third-party claims and high entry level costs. No new major competitors in this aspect of the business have been identified over the past 12 months. Major current competitors in this aspect of the Company's business would include Liberty Medical and Diabetes Support Services, both located in Florida, Ideal Diabetic in southern California, and Diabetes Control Center located in Texas. Most companies that specialize in diabetes and/or asthma-related products are local operations that are not adequately capitalized, nor do they possess the specialized staff or technology to effectively manage high volumes of third-party insurance reimbursement claims.

    Management believes that the Company's selling strategy, high customer service emphasis, sophisticated third-party billing knowledge, managed care program and ability to sell its products through both mail-order and full service home delivery provides the Company with a competitive advantage in the diabetes products marketplace.

PATENTS AND TRADEMARKS


    The Company possesses no patents. The Company possesses federal trademark protection for its SugarFree logo. The Company conducts its pharmacy and mail order operations under the name "Diabetes Self Care", for which it has not filed for trademark protection.


    The Company is not a party to any agreements pursuant to which it either licenses the use of its name or any part of its operational methods to any third party, or obtains a license to use the name or operational methods of any other person.

EMPLOYEES


    As of May 31, 1997, the Company employed approximately 266 full-time employees. Of that number, 8 employees are in senior management, 52 are in sales and marketing and sales support and 206 are in operations and corporate administration.


    None of the Company's operations are covered by collective bargaining agreements. The Company believes its relations with employees are good.

GOVERNMENT REGULATION


    The health care industry, including the sale of medical products and services, is subject to extensive public interest and governmental regulation on both federal and state levels.


    THIRD-PARTY REIMBURSEMENT GENERALLY. Medicare and Medicaid are government funded health insurance programs. While Medicare provides federally funded health insurance coverage for persons age 65 or older and for certain disabled persons, the Medicaid program is administered and funded by state governments and provides fully paid health coverage to participants in the Aid to Families with Dependent Children program (most commonly known as "Welfare"). Medicare and Medicaid provide reimbursement for certain of the services, supplies and items provided by the Company, with such coverage of the services and supplies which the Company provides being subject to extensive regulation. The levels of reimbursement paid or payments made by such programs are often lower than the levels of reimbursement paid by other third-party payers, such as traditional indemnity insurance companies.

    The following table sets forth certain information with respect to the percentage of the Company's revenues attributable to various reimbursement sources:

                                                                         YEAR ENDED              YEAR ENDED
                                                                       JUNE 30, 1995           JUNE 30, 1996
                                                                   ----------------------  ----------------------
Private payers, including insurance companies....................     20% of Total Sales      19% of Total Sales
Medicare, Medicaid and other governmental programs...............     75% of Total Sales      69% of Total Sales
Managed care contracts...........................................      5% of Total Sales      12% of Total Sales
                                                                     100% of Total Sales     100% of Total Sales

    The Company accepts assignment of Medicare and Medicaid claims, as well as claims with respect to other third-party payers, on behalf of its patients whenever the reimbursement coverage is adequate to ensure payment of the patient's obligations. The Company processes its customers' claims, accepts payment at prevailing and allowable rates, and assumes the risks of delay or nonpayment for improperly billed services which are determined by the third-party payor as being medically unnecessary. The Company employs the administrative personnel necessary to transmit claims for product cost reimbursement directly to private health insurance carriers, and seeks payment for any unreimbursed costs directly from patient-customers. No assurance can be given that a significant number of future requests for reimbursement will not be denied, although the Company believes that its policies, procedures, and prices currently minimize this risk.

    Like other health care companies, the Company's revenue and profitability are adversely affected by the continuing efforts of third-party payers (including Medicare, Medicaid and managed care companies) to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of bills for services and negotiating reduced contract pricing. As expenditures in the home health care market continue to grow, initiatives aimed at reducing the costs of product and service delivery in that market are increasing.

    MEDI-CAL PROGRAM. The Company is approved by the State of California Health and Welfare Agency, Department of Health Services (Medi-Cal) as a supplier of pharmaceutical drugs, equipment and supplies to Medi-Cal qualified patients. The Company is able to take assignments from Medi-Cal patients of claims for cost reimbursement, and it submits such claims to Medi-Cal following sales of products and services to covered persons. The Medi-Cal program predetermines the dollar amounts with respect to which product and service reimbursements will be made, and the Company accepts such reimbursement payments in full satisfaction of patient accounts.


    The California Department of Health Services is currently following a pricing guideline which uses Average Wholesale Prices (AWP) plus 25% and a dispensing fee. The prices attainable using these guidelines provide satisfactory profit margins from sale of products to Medi-Cal recipients. The State of California has approved medical supplies, such as diabetes and asthma supplies, as part of the reimbursable formulary for its budget year which began on July 1, 1996. The California Department of Health Services has announced its intention to move Medi-Cal recipients toward a managed-care system in the future and has initiated this program in several counties. Management believes that it can establish programs which can be marketed to the managed-care providers when this transition is implemented, although there is no assurance that such will occur and that the Company will not be materially adversely affected by such a change in reimbursement policy.


    MEDICARE PROGRAM. The Company is a participating Medicare part B provider. As a Medicare provider, the Company can provide equipment and supplies to Medicare beneficiaries, and obtain reimbursement directly from the Medicare intermediaries. Medicare itself sets guidelines for the types and quantities of equipment and supplies, the costs of which are reimbursable under the Medicare program. In the event that full reimbursement is not obtained through Medicare, patient-customers are personally responsible for full payment either through secondary private insurance coverage or otherwise.

    STATE LICENSING AND REGULATION. Certain operations of the Company may be subject to state and local regulation. Management believes that all of the Company's present operations are substantially in compliance with such state and local laws and regulations. To the extent the Company engages in new activities or expands current activities into new states, the cost of compliance with applicable state and local regulations and licensing requirements cannot be determined with any certainty at this time.

INSURANCE COVERAGE

    The Company currently has in force workers compensation, property, business auto, general liability and product liability insurance policies for all its operations. The automobile policy has a combined single coverage of $1,000,000. The general and products liability coverage limits are $1,000,000 for each occurrence and $2,000,000 in aggregate.

    The Company also has a comprehensive general umbrella liability insurance policy covering all its operations. This policy has coverage limits of $5,000,000 for each occurrence, and $5,000,000 in aggregate for products liability, general liability and malpractice claims.

    The Company believes that its insurance coverage is customary in amount and consists of such other terms and conditions as are generally consistent with industry practice.

    The Company was incorporated in Delaware on May 12, 1989, maintains its principal executive office at 11585 Farmington Road, Livonia, MI 48150, and its telephone number is (313) 261-2988.


    THE FOLLOWING SUMMARY FINANCIAL INFORMATION FOR THE YEARS 1995 AND 1996 HAS BEEN DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY, AND THE SUMMARY FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 HAS BEEN DERIVED FROM THE UNAUDITED FINANCIAL STATEMENTS OF THE COMPANY.

                         SUMMARY FINANCIAL INFORMATION


                                                                                         NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30                 MARCH 31
                                                      ----------------------------  ----------------------------
                                                          1996           1995           1997           1996
                                                      -------------  -------------  -------------  -------------
                                                                                            (UNAUDITED)
Revenues............................................  $  36,257,415  $  22,726,241  $  25,902,592  $  27,119,887
Cost of goods sold..................................     22,504,611     14,813,946     14,773,270     16,763,111
  Gross profit......................................     13,752,804      7,912,295     11,129,322     10,356,776
Selling, general, and administrative expense........     15,022,290      8,720,395     10,726,684     10,527,977
Operating income (loss) before other expenses.......     (1,168,979)    (1,762,100)       402,638       (171,201)
Other expenses
  Interest expense, net.............................        615,552        470,139        610,260        606,853
Net income (loss)...................................  $  (2,532,238) $  (2,032,239) $    (207,622) $    (869,013)


                                  THE OFFERING


Securities Offered:.................  1,707,875 shares of Common Stock issuable upon exercise of 1,707,875 outstanding Class A Warrants.
                                      Each Class A Warrant entitles the holder, for $3.30,
                                      to purchase one share of Common Stock until December
                                      10, 1997.

                                      114,400 shares of Common Stock issuable upon exercise
                                      of 114,400 Class C Warrants. Each Class C Warrant
                                      entitles the holder, for $4.62, to purchase one share
                                      of Common Stock until December 10, 1997.

                                      2,705,144 shares of Common Stock to be sold by the
                                      Selling Stockholders.

                                      1,971,667 shares of Common Stock issuable upon
                                      exercise of 1,971,667 New Convertible Securities held
                                      by a diverse group of holders of New Convertible
                                      Securities, which securities are exercisable at
                                      varying prices ranging from $1.00 per share to $2.50
                                      per share.

                                      See "PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS."

Common Stock Outstanding before the
  Offering(1).......................  9,724,579 shares

Common Stock Outstanding after the
  Offering if only New Convertible
  Securities are exercised..........  11,696,246 shares

Common Stock Outstanding after the
  Offering if all Public Warrants,
  Underwriter's Warrants and New
  Convertible Securities are
  exercised(2)......................  13,518,521 shares

Preferred Stock Outstanding.........  444,667 shares of Series A Redeemable Preferred
                                      Stock.

                                      1,000,000 shares of Series B Convertible Preferred
                                      Stock.

Risk Factors:.......................  The shares offered hereby involve a high degree of risk. See "RISK FACTORS."

Use of Proceeds:....................  See "Use of Proceeds." Net proceeds from the exercise of the Warrants and the New Convertible Securities,
                                      if any are exercised, will be used for working
                                      capital and general corporate purposes. In excess of
                                      $1,400,000 of the proceeds from exercise of any of
                                      such options and warrants, to the extent that a
                                      sufficient number of options and warrants to produce
                                      such proceeds are exercised, may be used to settle or
                                      partially settle claims against Universal for accrued
                                      sales taxes and alleged discriminatory pricing in
                                      violation of California Medical regulations. On July
                                      7th, 1997, the last sales price on Nasdaq for a share
                                      of Common Stock was $2.6875.

                                      Due to the fact that the exercise price of the Public
                                      Warrants is $3.30 per share, and the exercise price
                                      of the Underwriters' Warrants is $4.62 per share, it
                                      is unlikely that any of such warrants will be
                                      exercised and the proceeds of exercise received by
                                      the Company without a significant increase in the
                                      market price of the Company's Common Stock or a
                                      lowering of the exercise prices of such warrants. It
                                      is possible that the 1,971,667 New Convertible
                                      Securities, exercisable at prices ranging from $1.00
                                      to $2.50 per share, may be exercised insofar as the
                                      current market price of the Common Stock exceeds such
                                      exercise prices. Without such exercises, the Company
                                      will not receive any of the proceeds of this Offer-
                                      ing. It is not possible to predict how many of the
                                      options and warrants referred to above will be
                                      exercised and the magnitude of the proceeds, if any,
                                      realizable therefrom. The Company will not receive
                                      any of the proceeds from the resale of any securities
                                      described herein.

Nasdaq Symbol:......................  Common Stock
                                      USCI

Boston Stock Exchange Symbol:.......  Common Stock
                                      USV


------------------------


(1) Does not include (i) a maximum of 1,707,875 shares of Common Stock issuable upon exercise of the Public Warrants; (ii) a maximum of 114,400 shares of Common Stock issuable upon exercise of Underwriters' Warrants; (iii) a maximum of 1,971,667 shares of Common Stock issuable upon exercise of the New Convertible Securities; or (iv) a maximum of 650,000 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's employee and management stock option plans.



(2) Assumes (i) issuance of 1,707,875 shares of Common Stock upon exercise of the Public Warrants; (ii) issuance of 114,400 shares of Common Stock issuable upon exercise of Underwriters' Warrants; and (iii) issuance of 1,971,667 shares of Common Stock upon exercise of the New Convertible Securities. Does not include issuance of any of the 1,050,000 shares of Common Stock issuable upon exercise of options granted under the Company's employee and management stock option plans.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY.


    1. HISTORICAL NET LOSSES; ACCUMULATED DEFICIT. Universal was founded in May 1989, and commenced operations in June 1989. Universal has incurred net losses in each year since inception, including net losses of $742,064, $2,032,239 and $2,532,238 in each of fiscal years ended June 30, 1994, 1995 and 1996, and $207,622 in the nine months ended March 31, 1997, respectively. In addition, before its acquisition of the PCS Companies, and thereafter, Universal and the combined Company have each experienced cash flow shortages. Although its net worth was $2,597,658 at March 31, 1997, since inception the Company has incurred accumulated losses of $8,531,927 and its entire stockholders' equity has been derived from sales of stock and other securities. Prior to consummation of its 1992 Public Offering, Universal suffered from severe cash flow shortages which resulted in delays in payments to trade creditors and litigation. As a result of its accumulated deficit and losses from operations, such cash flow shortages have reoccurred, although to a lesser degree than prior to the 1992 Public Offering. See "Substantial Indebtedness and Cash Flow Shortages; Potential Change in Control of Operating Subsidiaries" below. Universal has negotiated repayment schedules and settlements with its creditors. There can be no assurance that, as a result of its receipt of the net proceeds from this Offering, if any, the Company will be able to obtain or sustain profitable operations, or that it will not incur significant additional cash flow shortages in the future.


    Management believes that Universal's historical losses are primarily due to inadequate sales volumes in relation to staffing, fixed overhead expenses and interest costs, as well as delays in reimbursements from Medicare, Medicaid (including Medi-Cal) and other third-party payors, and that application of the net proceeds of this Offering and anticipated improvements in the levels of Medicare reimbursements will enable the Company to achieve profitable operations. Nevertheless, recent reductions in Medicare allowable reimbursements, and potential future changes in the structure of Medicare and Medicaid health care programs, may have a materially adverse effect upon the Company's business and its prospects for future profitable operations by lowering the Company's profit margins from its sale of products. Like other health care companies, the price the Company charges for its products is by and large dictated by the allowable reimbursement rates paid by Medicare and Medicaid (Medi-Cal). As the Company received approximately 69% of its revenues from Medicare and Medicaid (Medi-Cal) reimbursement sources in the fiscal year ended June 30, 1996, any reduction in such reimbursement rates would reduce the Company's sales revenues by a corresponding amount without the Company's receipt of a corresponding reduction in its costs for the products that it sells. The result would be a general reduction in the Company's overall profit margin on its product sales. See "Dependence on Reimbursement by Third-Party Payors" below.


    There can be no assurance that the Company will be able to achieve profitability following this Offering.


    2. SIGNIFICANT OPERATING LOSSES AS A RESULT OF THE ACQUISITION OF THE PCS COMPANIES. Universal consummated PCS Companies Merger in April 1995. Since consummation of the PCS Companies Merger, the PCS Companies have incurred operating losses of approximately $288,308 through June 30, 1996. Such operating loses have resulted in the Company's continuing need for cash. As a result of these losses and the Company's obligations under the PCS Merger Agreement to repay certain substantial amounts of indebtedness of the PCS Companies shortly after consummation of the Merger and to meet scheduled redemptions of its Series A Preferred Stock, the Company was required to obtain the liquidity necessary to meet its obligations with $3,000,000 gross proceeds of the two Kassner Financings in April and July 1995 (two-year secured loans), $250,000 gross proceeds from an additional one-year unsecured loan from Mr. Kassner in June 1995, the sale of 800,000 shares of Common Stock for aggregate gross proceeds of $800,000, the exercise of an option to acquire 125,000 shares of Common Stock for $125,000 gross proceeds, the sale of 148,000 shares of Common Stock in a private placement to employees consummated in June and July 1995 for $148,000 gross proceeds, and the refinancing of approximately $4,500,000 of indebtedness, secured by accounts receivable, with Health Care Partners Funding, L.P. in August 1996. There can be no assurances that the proceeds to the Company from this Offering will be sufficient to satisfy the Company's liquidity and cash needs and that further offerings of securities and debt financings will not be needed to support operations in the near future.

    3. POTENTIAL LIABILITY FROM CALIFORNIA AND MEDICARE AUDITS.The Company is subject to two audits by departments of the State of California with respect to allegations of two-tier pricing policies in violation of Medi-Cal regulations and allegations of non-payment of sales tax amounts which should have been collected on certain items sold by Universal. The Company's management intends to vigorously defend its positions in both matters, but based upon the above contingencies it has provided a reserve of $1,450,000 in the event that a defense of its positions does not prevail. The Company has not established a funded escrow account to supply the funds which may be necessary to settle these audit matters. If the Company requires additional financing to fund any settlements of these matters, there is no assurance that such financing will be available, if needed, on terms satisfactory to the Company.

    In addition, the PCS Companies are currently the subject of an investigation by Medicare for (i) Medicare's alleged overpayment for services provided by the PCS Companies and (ii) Medicare's payment to the PCS Companies for claims which were allegedly not properly subject to Medicare reimbursement. Medicare has withheld approximately $300,000 of payments due for claims reimbursement to cover the estimated liability which may result from this investigation. Medicare withheld an additional $79,000 of payments during July 1996 to cover the final liability identified during its investigation. As of the date of this Prospectus, the Company is waiting for the Medicare administrator to set a "fair trial hearing date," as required under applicable regulations, for a hearing to consider this matter. Management of the Company intends to vigorously defend these assessments.

    The Company has undergone an audit by medicare covering the charges submitted for reinbursement in the Western region (Region D) during the period January 1, 1994 through December 31, 1995. Medicare determined that an overpayment to the Company may have occurred as a result of the use of a superseded diagnosis code on claims submitted. The claims in question were originally submitted to medicare in order to gain a denial of charges so that an alternative carrier could be validly billed, insofar as a denial is required by certain intermediaries prior to billing for certian charges. Medicare may have inappropriately made reimbursements on these charges. In November 1996 Medicare issued a demand for refund of $795,702 plus interest of $17,738. In December 1996 Medicare commenced offsets against reimbursements otherwise payable to the Company's subsidiary that had originally submitted the claims in question in order to collect the alleged overpayments. The subsidiary in question is no longer actively billing the Medicare program, and the offsets are of nominal amounts.

    4. DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS. During the year ended June 30, 1996, 100% of Universal's total sales revenues were derived from customers with Medicare, Medicaid (including Medi-Cal) and other third-party payor health care reimbursement programs (including self-insured corporations and HMOs).

    The levels of revenues and profitability of the Company, like those of other health care companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. The price the Company charges for its products is by and large dictated by the allowable reimbursement rates paid by Medicare and Medicaid (Medi-Cal). As the Company received approximately 69% of its revenues from Medicare and Medicaid (Medi-Cal) reimbursement sources in the fiscal year ended June 30, 1996, any reduction in such reimbursement rates will reduce the Company's sales revenues by a corresponding amount without the Company's receipt of a corresponding reduction in its costs for the products that it sells. The result would be a general reduction in the Company's overall profit margin on its product sales. There have been, and management expects that there will continue to be, proposals to limit Medicare and Medicaid (Medi-Cal) reimbursement for health care services by turning to managed care systems and other means. The Company cannot predict whether any of these proposals will be adopted, but if adopted and implemented such proposals could have a materially adverse effect upon the Company's business and financial condition by reducing the Company's profit margins on the products that it sells, as the Company cannot simply increase the margins on its products because revenues from 69% of the Company's sales of diabetes products cannot exceed the allowable reimbursement rates set by Medicare and Medicaid (Medi-Cal), and the remaining 31% of revenues is derived from reimbursements or payments under non-governmental reimbursement programs (e.g., Blue Cross) and managed care contracts (e.g., HMOs). Moreover, significant changes in insurance coverage, managed care contracts, or Medicare or Medicaid (Medi-Cal) coverage, for the products sold by the Company could also have a materially adverse effect upon the Company's business and financial condition.

    The Company is legally prohibited from collecting, and does not collect, directly from patients any portion of the purchase price of products sold to Medi-Cal or other Medicaid program participants. The Company only collects the allowable reimbursement rate set by the applicable program on such sales. Reductions in Medi-Cal or other Medicaid program reimbursement rates will reduce the Company's sales revenues from the same volume of purchases made by its existing customer base. There can be no assurance that Medicare, Medicaid and/or Medi-Cal reimbursement rates will not be further reduced under the terms of any final federal legislation signed into law which results from the present health care bills currently being discussed.

    The processing of third-party payor reimbursements is a labor-intensive and expensive effort, and frequent delays in obtaining payments have created cash flow problems. Delays in obtaining third-party payor payments will likely continue in the future. Furthermore, to the extent it seeks full payment, the Company must collect directly from the patient a portion of the purchase price of products sold to Medicare and privately insured patients, and is subject to a credit risk on such amounts. The majority of the Company's billings do not involve individual customer credit risk since the Company's customers usually either have a secondary insurance plan or the reimbursement is considered payment in full (Medicaid). In some instances, the commercial insurance carriers may reimburse the customer directly, in which case the Company must collect directly from the customer.


    Generally, and as of March 31, 1997, approximately 9% of the Company's receivables represent amounts that the Company collects directly from individuals. With respect to all other receivables, the direct customer has either a secondary insurance plan (e.g., "Medi-gap insurance") which provides full payment to the Company for amounts not covered by the primary insurer, or the reimbursement amount obtainable by the Company directly from the customer represents payment in full ("Medicaid"). Part of the receivables to be collected directly from customers represents amounts previously "reimbursed" to the customers by insurers, which amounts are intended to be paid to the Company by the customers. The Company experiences a higher default rate on these direct-pay customer receivables (estimated at approximately 5%), and provides a higher proportional level of reserves for uncollectible amounts with respect thereto than it does on receivables that are collectible from insurers, managed care companies and other intermediaries.


    Final determination of reimbursements are subject to audit by Medicare and Medicaid (Medi-Cal). Such audits may result in retroactive adjustments for past charges for products and services, which adjustments could affect the future operations and earnings of the Company. The Company has experienced and currently is experiencing, audits by Medicare and Medi-Cal with respect to past reimbursement charges. There can be no assurance that such audits may not occur, or reoccur, as applicable, in the future and that such retroactive adjustments may not be made. Any such adjustments could have a materially adverse effect on the Company's financial prospects. See "Potential Liability from California and Medicare Audits."

    5. CHANGES IN GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OPERATIONS. Health care is an area of extensive regulations and dynamic regulatory change, and the Company is subject to extensive government regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on methods of doing business, costs of doing business and amounts of reimbursement by government and private third-party payors.

    The Company is subject to state laws governing professional licensure for pharmacy operations, including controlled substance regulation. Federal laws governing the Company's activities include regulations concerning controlled substances and regulations under Medicare and Medicaid (Medi-Cal) concerning coverage and reimbursement. Federal and state laws concerning coverage and reimbursement requirements change frequently, and there can be no assurance that federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities which might adversely effect its business. For example, the Medicare, Medicaid and Medi-Cal programs could be further modified to emphasize managed care (an intention already announced by Medi-Cal and the Medicaid programs in certain other states), by reimbursing program participants only for payments to health maintenance organizations ("HMOs") rather than for separate services and purchases. Such modification could have a materially adverse effect on the financial prospects and business of the Company, including the potential for further reductions in permitted reimbursement rates to health care product providers such as the Company.

    6. NEED FOR ADDITIONAL FINANCING.

    If the Company's cash flows are not sufficient to satisfy its cash requirements or to finance its operations, the Company will require additional financing. The Company will also require such additional financing to expand its operations in the future. Such financing will involve the issuance of additional debt or equity securities or borrowings from banks or other sources. The Company's ability to obtain additional financing may be limited for a number of reasons, including its current levels of existing indebtedness, restrictive covenants under its credit agreements, and the fact that a substantial portion of the Company's assets are either subject to existing liens and encumbrances or represent accounts receivable from governmental agencies which are not customarily considered acceptable collateral in conventional secured financings. In addition, any additional financing may result in further dilution to Company stockholders resulting from the issuance of Common Stock or securities exercisable for or convertible into Common Stock.

    In the past, the Company has supported its ongoing operations to a great extent through the issuance of equity securities for cash consideration at prices below the then current market prices of the Company's Common Stock. For example, in January 1995, the Company completed a Bridge Financing for the purpose of raising additional working capital pursuant to which the Company raised an aggregate of $400,000. The Company issued to such bridge investors promissory notes in the aggregate principal amount of $400,000 and issued warrants to purchase an aggregate of 222,223 shares of its Common Stock at an exercise price of $1.00 per warrant. In May 1995, the Company completed a private placement for the purpose of raising additional working capital funds pursuant to which the Company raised an aggregate of $800,000 from two accredited investors, in consideration for the issuance of 800,000 shares of Company Common Stock at $1.00 per share. In June and July 1995, the Company completed a private placement pursuant to which the Company raised an aggregate of $148,000 from employees of the Company in consideration for the issuance of 148,000 shares of Company Common Stock at $1.00 per share. In April 1995 and July 1995, the Company entered into the Kassner Financings pursuant to which Mr. Kassner loaned to the Company an aggregate of $3,000,000 at an interest rate of 2% above a commercial lender's fluctuating prime rate. In consideration for the Kassner Financings, the Company issued warrants to acquire an aggregate of 485,000 shares of Common Stock, each exercisable at $1.00 per share.

    Furthermore, in December 1995 the Company canceled certain indebtedness owed to Messrs. Rubin and Testaverde, and the loans represented thereby became evidenced by new demand notes aggregating

$200,000 principal. At the time that such demand notes were executed, the canceled note and advances were in default. In consideration for agreeing to such exchange of indebtedness and for waiving all past defaults under such indebtedness, Messrs. Rubin and Testaverde were issued 5-year warrants (the "Loan Consideration Warrants") to purchase an aggregate of 300,000 shares of the Company's Common Stock at $1.00 per share. Upon issuance of his warrant, Mr. Rubin immediately partially exercised such warrant and purchased 150,000 shares of the Company's common stock in consideration for canceling in full the $150,000 December 1995 demand note made by the Company to Mr. Rubin (as described above). Mr. Testaverde's 8% $50,000 demand note made by the Company was repaid in November 1996, and he still holds his Loan Consideration Warrants to purchase 50,000 shares of Company Common Stock at $1.00 per share. See "Substantial Indebtedness and Cash Flow Shortages; Potential Change in Control of Operating Subsidiaries" below.


    In May and June 1997, the Company sold an aggregate of 1,759,415 shares of Common Stock for cash and cancellation of indebtedness at $2.00 per share to investors, and paid cash and issued an additional 75,458 shares as selling commissions in connection with such private placements.


    Completion of all these equity offerings was dilutive to existing Company stockholders, because the purchase prices for the Common Stock acquired, or the exercise prices of the warrants acquired, in such offerings were significantly below then market prices for the Company's Common Stock (which generally ranged between approximately $2.00 and $3.00 per share during the applicable period). In addition, future sales of Common Stock or of securities convertible into or exercisable for Common Stock, at below market prices for the Common Stock, may be necessary to obtain needed financing in the future. Such issuances would result in further dilution to existing stockholders.


    Although the Company was able to refinance approximately $4,500,000 of indebtedness with Health Care Partners Funding, L.P. in August 1996, there can be no assurance that the Company will be successful in obtaining additional financing or that such financing, if obtained, will be on terms favorable to the Company. The failure of the Company to obtain required financing on acceptable terms could have a material adverse effect on its operations. In this regard, investors should be aware that as of April 30, 1997, more than $1,186,266 otherwise available for working capital may have to be used to effect settlements of amounts which may be owed by Universal to departments of the State of California.



    7. NO PROCEEDS TO THE COMPANY FROM THE OFFERING. Unless Public Warrants, Underwriters' Warrants and/or the New Convertible Securities are exercised, the Company will not receive any proceeds of this Offering to be applied to its working capital. On July 7, 1997, the last sales price reported on Nasdaq for a share of the Company's Common Stock was $2.6875 per share. Due to the fact that the exercise price of the Class A Warrants is $3.30 per share, and the exercise price of the Underwriters' Warrants is $4.62 per share, it is unlikely that any of such warrants will be exercised without a significant increase in the market price of the Company's Common Stock or a reduction in the exercise prices of such securities. Even though the exercise prices of the New Convertible Securities range between $1.00 per share and $2.50 per share, which is below the current market price of the Common Stock, it is not possible to predict how many of the New Convertible Securities will be exercised and the magnitude of the proceeds, if any, realizable therefrom. In the absence of its receipt of Offering proceeds, the Company may need to obtain an alternative source of financing to supply its working capital needs for the future. There is no guarantee that it will be able to obtain such alternative financing. See "Need For Additional Financing" above.


    8. SIGNIFICANT COMPETITION. The market for the Company's products is large and fragmented. The Company has numerous competitors, including local pharmacies, mail order catalogue businesses and many large nationwide retail chains that are better financed than the Company. In addition, the barriers to entry into the Company's business are relatively low.


    9. SUBSTANTIAL INDEBTEDNESS AND CASH FLOW SHORTAGES; POTENTIAL CHANGE IN CONTROL OF OPERATING SUBSIDIARIES. On March 31, 1997, the Company's total balance sheet indebtedness was $17,128,040, of which (i) an aggregate of $1,512,116 was owed to Fred Kassner, a private investor, under secured term loans due

July 14, 1997 (which loans have since been retired), (ii) $567,061 was owed to a principal stockholder, H. T. Ardinger, under a promissory note (which note has since been retired) (iii) $5,543,139 was owed to Health Care Partners Funding, L.P. under a revolving credit agreement and (iv) $1,923,329 was owed to the holders of the Series A Preferred Stock pursuant to mandatory redemption payments.



    In August 1996, the Company and its operating subsidiaries (the "Providers") entered into the Loan and Security Agreement, dated as of August 15, 1996 (the "Health Partners Agreement"), with Health Care Partners Funding, L.P. The Health Partners Agreement contains certain financial and operating covenants, including requirements that the Company satisfy financial ratios, as well as prohibitions on the payment of dividends on the Company's outstanding Common Stock, but which permits the limited payment of dividends and redemption payments on the Company's outstanding Preferred Stock.



    The Company has suffered from repeated cash flow shortages in the past, and may continue to suffer from such shortages in the future. If the Company incurs unanticipated costs, has unanticipated write-offs of investments or other assets or experiences further operating or other losses, the Company would need to incur additional indebtedness or obtain other forms of financing to support its ongoing operations, which would lead to a further increase in the Company's leverage. This leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (ii) will require a substantial portion of the Company's cash flow from operations to be dedicated to debt service, (iii) may place the Company at a competitive disadvantage, if it is more highly leveraged than its competitors, and (iv) may make the Company more vulnerable to a downturn in its business. The Company is currently in compliance with all financial and operating covenants under its indebtedness agreements.


    10. POTENTIAL LIABILITY TO THE COMPANY FROM FAILURE TO MEET PREFERRED STOCK PAYMENTS. Based upon the Company's history of cash flow shortages, operating losses and working capital shortages, it is not certain that the Company will have the ability to pay the dollar amounts that it is obligated to pay under the terms of the Series A and Series B Preferred Stock delivered to certain former shareholders of the PCS Companies as part of the merger consideration in the PCS Merger Agreement. As operating losses are expected to continue in the future, and after taking into account the amounts that the Company may have to pay to the State of California with respect to two current audits, in the event that no additional financing is obtained by the Company there can be no assurance that the Company will be able to pay such amounts under the Preferred Stock when due, or at all. In the event that the Company is unable (whether contractually or otherwise) to make the required payments under the terms of the Preferred Stock, Preferred Stockholders may be able to compel the Company to pay such amounts at a time when to do so could have adverse consequences for the Company's ongoing business, and which payment could put the Company at risk of future insolvency. In addition, were a court to determine that the Company had breached its charter provisions by failing to make required payments on its Series A and Series B Preferred Stock, the court could grant other relief which cannot now be determined. See "No Dividends."

    To date, the Company has made all required redemption payments on the Series A Preferred Stock.

    11. DEPENDENCE ON KEY PERSONNEL. The business of the Company is dependent upon the active participation and technical expertise of its executive officers and key personnel: Tod Robinson, Edward Buchholz, Alan Korby, Brian Bookmeier and Matthew Gietzen. The loss of the services of one or more of such persons would have a material adverse effect on the Company. The Company has employment agreements with each of such named persons.


    The Company has key man life insurance policies covering all of its key personnel. In addition, the Company's ability to maintain a competitive position depends, in part, on its ability to attract additional qualified personnel. There is no assurance that the Company will be able to attract or retain such persons in the future.

    12. CONTROL BY MANAGEMENT. Messrs. Alan Korby, Brian Bookmeier, Matthew B. Gietzen , Edward Buchholz and James Linesch beneficially own approximately 7.5%, 7.5%, 7.5%, 4.4%, and 1.4% of the outstanding voting securities of the Company (the combination of outstanding Common Stock and Preferred Stock), respectively. On that basis, all directors and executive officers of the Company, in the aggregate, have the ability to vote approximately 28.3% of the Company's outstanding voting securities. Insofar as the holders of voting securities do not have cumulative voting rights under the Company's Certificate of Incorporation, Messrs. Korby, Bookmeier, Buchholz, Gietzen and Linesch, the current directors and nominees for, acting together, are currently in a position to materially influence the outcome of issues to be voted on by the Company's stockholders.


    13. NO DIVIDENDS. Universal has not paid any cash dividends on its Common Stock and the Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its business. The Company does not expect to declare or pay any dividends on its Common Stock in the foreseeable future. Furthermore, under the terms of the Health Partners Agreement which provides for indebtedness secured by the trade receivables, the Company is prohibited from declaring and paying any dividends on its Common Stock without Health Care Partners Funding, L.P.'s consent. The Company is currently obligated to make dividend and redemption payments on its outstanding Preferred Stock, which payments are permitted under the Health Partners Agreement. See "Potential Liability to the Company from Failure to Meet Preferred Stock Payments" above.


    14. ADEQUACY OF INSURANCE. Universal currently has in place $3,000,000 of product liability insurance coverage, plus a $10,000,000 umbrella liability insurance policy also covering product liability claims, to protect it against product liability claims brought by customers in connection with such customers' purchases of products sold by Universal. Although the Company believes the foregoing insurance coverage is customary and generally consistent with industry practice, to the extent that such coverage is inadequate and the Company incurs losses which are uninsured such losses could have a materially adverse effect upon the Company and its capital resources.



    15. COMPLETE DISCRETION IN APPLICATION OF PROCEEDS. Upon exercise of any of the Public Warrants, the Underwriters' Warrants and/or the New Convertible Securities, all of the net proceeds to the Company therefrom have been designated for general corporate and working capital purposes and may be expended at the discretion of the Company's management, although the Company may be required to apply a portion of such amount to pay tax liabilities in connection with its operations in California as the result of state audits. As a result of the foregoing, any return on investment to investors will be substantially dependent upon the discretion and judgment of the Company's management with respect to the application and allocation of the net proceeds, if any, to the Company of the Offering. See "No Proceeds to the Company from the Offering" above and "USE of PROCEEDS."


    16. ILLIQUIDITY OF COMPANY SECURITIES FROM POSSIBLE DELISTING AND RISK OF LOW-PRICED SECURITIES. The Company's Common Stock is currently listed on Nasdaq and on the Boston Stock Exchange. For continued Nasdaq listing, a company must maintain at least $2,000,000 in total assets, at least $1,000,000 in net worth, and a minimum bid price of $1.00 per share. For continued listing on the Boston Stock Exchange, a company must maintain at least $1,000,000 in assets, the market value of the public float must be at least $500,000, and stockholders' equity must be at least $500,000. At this time, the Company meets continued listing criteria on Nasdaq and on the Boston Stock Exchange. However, there can be no assurance that the Company will be able to satisfy certain specified financial tests and market related criteria required for continued quotation on Nasdaq and the Boston Stock Exchange following the Offering. If the Company is unable to satisfy the Nasdaq and the Boston Stock Exchange maintenance criteria in the future, its Common Stock may be delisted from trading on Nasdaq and the Boston Stock Exchange. If it did not qualify for such listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose or to obtain accurate quotations as to the price, of the Company's securities.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. At this time, the Company's equity securities are not traded subject to the penny stock regulations.

    In addition, if the Company's securities are not quoted on Nasdaq, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in its securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

    If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.


    17. ADVERSE IMPACT OF SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. Assuming exercise of all the Public Warrants, the Underwriters' Warrants and the New Convertible Securities (other than the Class B Preferred Stock), upon completion of the Offering the Company will have 13,293,521 shares of Common Stock outstanding, of which the approximately 5,589,631 currently publicly traded shares of Common Stock, the 3,793,942 shares to be acquired upon exercise of the Public Warrants, the Underwriters' Warrants and the New Convertible Securities, and the 2,705,144 Original Selling Stockholders' Shares will be transferable without restriction under the Securities Act. The remaining 1,361,804 shares of Common Stock to be outstanding on completion of this Offering are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the immediately preceding three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. An aggregate of approximately 5,181,284 of the 9,724,579 currently outstanding shares of Common Stock owned by current stockholders are "restricted securities" which are currently eligible for sale pursuant to Rule 144.

    18. DILUTIVE EFFECT OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS AND OPTIONS; DILUTIVE EFFECT OF POSSIBLE ISSUANCE OF ADDITIONAL OPTIONS. The Company has reserved 500,000 shares of Common Stock for issuance to employees, including officers, and to directors pursuant to the Company's 1992 Stock Option Plan, and has reserved 550,000 shares of Common Stock for issuance to Management and others under its Management Non-Qualified Stock Option Plan. Of such amounts, options exercisable to acquire an aggregate of 410,000 shares have been granted. In addition, the Company has reserved for issuance (i) an additional 175,000 shares of Common Stock underlying an option granted to Edward Buchholz in connection with the acquisition of Diabetes Self Care (the "Acquisition Option"), (ii) an additional 100,000 shares of Common Stock underlying a five-year warrant issued to Robert M. Rubin (the "Rubin Warrant") and (iii) an additional 50,000 shares of Common Stock underlying a five-year warrant issued to Damon Testaverde (the "Testaverde Warrant") (collectively, the "Loan Consideration Warrants"), (iv) 416,667 shares underlying the Compensation Warrants granted to Messrs. Bookmeier, Korby, Gietzen and Buchholz, (v) 115,000 shares of Common Stock underlying the Waiver Warrants, (vi) 35,000 shares of Common Stock underlying the Additional Waiver Warrants, (vii) 350,000 shares of Common Stock underlying options granted to Mr. Buchholz under his employment agreement (the "Employment Options"),
(viii) 100,000 shares of Common Stock underlying options granted to Richard Hough under his employment agreement (the "Additional Employment Options"), (ix) 375,000 shares of Common Stock underlying options granted to Health Care Partners Funding, L.P. in connection with its refinancing of Company indebtedness (the "Funding Options"), (x) 225,000 shares of Common Stock underlying warrants granted to Health Care Partners Funding, L.P. in consideration of certain amendments for the Company's financing agreements (the "Funding Warrants") and (xi) 30,000 shares of Common Stock underlying options granted to Tod Robinson (the "Robinson Options"). Therefore, under the 1,707,875 publicly traded warrants issued by the Company (the "Public Warrants"), the 114,400 warrants issued to underwriters of the Company's 1992 public offering (the "Underwriter's Warrants"), the 175,000 Acquisition Options, the 150,000 Loan Consideration Warrants, the 115,000 Waiver Warrants, the 35,000 Additional Waiver Warrants, the 410,000 options granted under the Company's option plans, the 416,667 Compensation Options, the 350,000 Employment Options, the 100,000 Additional Employment Options, the 375,000 Funding Options, the 225,000 Funding Warrants and the 30,000 Robinson Options there are a total of 4,028,942 additional shares of Common Stock which, upon full exercise of such options and warrants, will enter the market. Furthermore, 1,000,000 shares of the Series B Preferred Stock delivered to certain of the former PCS Companies' stockholders are convertible into 500,000 shares of Common Stock. Immediately after the Offering, assuming full exercise of the Public Warrants, the Underwriters' Warrants and the New Convertible Securities, conversion of the Series B Preferred Stock and exercise of other currently outstanding stock options and warrants available for issuance under the Company's stock option plans or otherwise, an aggregate of 4,528,942 additional shares of Common Stock will be outstanding. In addition, the former principal stockholders of the PCS Companies have registration rights with respect to the shares of Common Stock acquired as a result of the Merger. The conversion of the outstanding Series B Preferred Stock issued to the former PCS Companies' stockholders, or the exercise of other outstanding options, and the sale of shares of Common Stock underlying such securities (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities.


    The existence, exercise and conversion of all securities referred to above, as well as the granting of additional employee plan options, and other rights to acquire Company securities, may prove to be a hindrance to future financings by the Company. The terms upon which the Company may be able to obtain additional equity capital may be adversely affected since the holders of the outstanding Series B Preferred Stock and options can be expected to exercise them, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company. Finally, the exercise of any such options or warrants may further dilute the net tangible book value of the Common Stock. The Company has agreed that, under certain circumstances, it will register the sale under federal and state securities laws of certain of the shares of Common Stock underlying such securities, including the shares subject to this Offering. Exercise of these registration rights has involved, and could in the future involve, substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing.

    19. POSSIBLE ANTI-TAKEOVER EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of "blank check" Preferred Stock, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Except for an aggregate of 1,444,667 shares of Preferred Stock outstanding and issued to certain former stockholders of the PCS Companies, the Company has no current plans to issue any additional shares of Preferred Stock. However, there can be no assurance that Preferred Stock will not be issued at some time in the future.

    20. COSTS RESULTING FROM NECESSITY OF CONTINUING POST-EFFECTIVE AMENDMENTS TO THE COMPANY'S REGISTRATION STATEMENT AND STATE BLUE SKY REGISTRATION; EXERCISE OF PUBLIC WARRANTS DEPENDENT ON CURRENT REGISTRATION STATEMENT; COSTS RESULTING FROM OBLIGATIONS TO SELLING STOCKHOLDERS. Although the Public Warrants were not knowingly sold by the Company to purchasers in jurisdictions in which the Public Warrants were not registered or otherwise qualified for sale, purchasers may buy Public Warrants in the after-market or may move to jurisdictions in which the Public Warrants and the Common Stock underlying the Public Warrants are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Public Warrants unless and until the Public Warrants and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. In addition, any additional equity financing may result in further dilution to Company stockholders resulting from the issuance of Common Stock or securities exercisable for or convertible into Common Stock. There can be no assurance that the Company will be able to effect any required qualification.

    The Public Warrants will not be exercisable unless the Company maintains a current Registration Statement on file with the Commission through post-effective amendments to the Registration Statement containing this Prospectus. Although the Company has agreed to file appropriate post-effective amendments to the Registration Statement containing this Prospectus, and to maintain a current Registration Statement on file with the Commission relating to the Public Warrants, there can be no assurance that such will be accomplished or that the Public Warrants will continue to be so registered.

    The Company has undertaken to maintain a current registration statement with regard to the Shares after the date of this Prospectus until all such shares have been sold or are otherwise capable of being sold pursuant to an exemption from the registration requirements of the Securities Act. The obligation to maintain a current registration statement may impose a financial burden on the Company and create a contractual liability of the Company to the Selling Stockholders.

    21. LIMITATION ON NET OPERATING LOSS CARRYFORWARDS. The Company had net operating loss carryforwards for tax purposes totaling $5,150,000 at June 30, 1996, which expire between the years 2004 and 2011. However, the Company is limited in the amount of annual usage of those carryforwards during such period due to certain restrictions imposed by the Internal Revenue Code. As a result, to the extent the Company has taxable income during such period, the Company may be subject to higher income taxes than it would otherwise incur given the limited amount of such carryforwards which may be available for use in any one year during such period.

                                USE OF PROCEEDS


    On the assumption that all of the Public Warrants, Underwriters' Warrants and New Convertible Securities are exercised, the net proceeds which the Company will receive from such exercise, after deduction of expenses of this Offering, will be approximately $9,600,000. The Company intends to utilize the net proceeds of the Offering for working capital and general corporate purposes. To the extent that less than all of the Public Warrants, Underwriters' Warrants and New Convertible Securities are exercised and the Company receives less than the approximate $9,600,000 of net proceeds of the Offering, such net proceeds will still be added to working capital and used for general corporate purposes, including expansion of its marketing programs, additional inventory, financing receivables growth and delays in third-party reimbursement payments. Unless any of such warrants and options are exercised, the Company will not receive any proceeds of this Offering. The Company will not receive any proceeds from the resale by the holders of any of the Public Warrants, Underwriters' Warrants or New Convertible Securities.



    On July 7, 1997, the last sales price reported on Nasdaq for a share of the Company's Common Stock was $2.6875 per share. Due to the fact that the exercise price of the Class A Warrants is $3.30 per share, and the exercise price of the Underwriters' Warrants is $4.62 per share, it is unlikely that any of such warrants will be exercised without a significant increase in the market price of the Company's Common Stock or a reduction in the exercise prices of such warrants. Although it is possible that certain of the New Convertible Securities will be exercised, insofar as the New Convertible Securities are exercisable at prices ranging from $1.00 to $2.50 per share, it is not possible to predict how many of the warrants and options will be exercised and the magnitude of the proceeds, if any, realizable therefrom. See "RISK FACTORS-- No Proceeds to the Company from the Offering."


        (The remainder of this page has been intentionally left blank.)

                 PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

    Common Stock issuable upon exercise of the Public Warrants is distributed when and as such Public Warrants are exercised by Warrant holders. No Public Warrants have been exercised as of the date indicated on the cover of this Prospectus. The Company may solicit the exercise of the Public Warrants at any time. The Company may also reduce the exercise price of the Public Warrants in order to encourage their exercise.

    In December 1992, Westfield Financial Corporation, Lew Lieberbaum & Co., Inc. and Tamaron Investments, Inc. (the "Underwriters") acted as the underwriters of the Company's 1992 Public Offering in which the Company sold 571,900 Units of securities to the public (with each Unit consisting of three shares of Common Stock, two Class A Warrants and one Class B Warrant), and selling securityholders sold 155,900 shares of Common Stock. The exercise price and the other terms of the Public Warrants were determined by negotiation between the Company and the Underwriters.

    The following table sets forth certain information with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Beneficial ownership of the Shares by such Selling Stockholders after this Offering will depend on the number of shares sold by each Selling Stockholder. Assuming all of the Shares being offered hereby are sold, the Selling Stockholders will not beneficially own any Common Stock in the Company, except as identified below.


                                                                                                      PERCENTAGE OF
                                                                                   SHARES OF
                                                                                  COMMON STOCK   OUTSTANDING COMMON STOCK
                                                                   SHARES OF     REGISTERED FOR           OWNED
                                                                  COMMON STOCK   OFFERING WITH   ------------------------
NAME AND ADDRESS                                                  BENEFICIALLY        THIS         BEFORE        AFTER
OF BENEFICIAL OWNER                                                  OWNED         PROSPECTUS     OFFERING     OFFERING
---------------------------------------------------------------  --------------  --------------  -----------  -----------
Robert L. Moody, Jr............................................       607,560         607,560           6.1%         -0-
2302 Post Office Street
Suite 601
Galveston, TX 77550(1)
Fred Kassner...................................................     1,951,950       1,951,950          18.6%         -0-
59 Spring Street
Ramsey, New Jersey (2)
Kenneth F. Payne...............................................        24,691          24,691             *          -0-
5115 Bernard Drive
Suite 201
Roanoke, VA 24018
Clayton R. Wisely..............................................        81,691          81,691             *          -0-
230 North Lewis Street
Staunton, VA 24401
Susan Kaufman and Peter Fishbein...............................        50,000          50,000             *          -0-
430 East 86th Street
New York, New York 10028
Stanley Gulkin.................................................        13,889          13,889             *          -0-
9 Natalie Drive
West Caldwell, NJ 07006
Edward Buchholz................................................       601,358         601,358           5.8%           *
3601 Thirlane Road, NW
Roanoke, VA 24019(3)
Brian Bookmeier................................................       579,148         125,000           5.8%         4.6%
11585 Farmington Road
Livonia, MI 48150(4)

                                                                                                      PERCENTAGE OF
                                                                                   SHARES OF
                                                                                  COMMON STOCK   OUTSTANDING COMMON STOCK
                                                                   SHARES OF     REGISTERED FOR           OWNED
                                                                  COMMON STOCK   OFFERING WITH   ------------------------
NAME AND ADDRESS                                                  BENEFICIALLY        THIS         BEFORE        AFTER
OF BENEFICIAL OWNER                                                  OWNED         PROSPECTUS     OFFERING     OFFERING
---------------------------------------------------------------  --------------  --------------  -----------  -----------
Alan Korby.....................................................       574,148         125,000           5.7%         4.5%
11585 Farmington Road
Livonia, MI 48150(5)
Matthew Gietzen................................................       577,147         125,000           5.8%         4.6%
11585 Farmington Road
Livonia, MI 48150(6)
Robert M. Rubin................................................       613,798         100,000           6.2%         5.3%
6060 KingsGate Circle
Delray Beach, FL 33484(7)
Damon Testaverde...............................................       437,372         125,458           4.4%         3.2%
580 Oakdale Street
Staten Island, NY 13012(8)
Health Care Partners Funding, L.P..............................       600,000         600,000           5.8%         -0-
2 Wisconsin Circle
Suite 320 Chevy Chase, MD 20815(9)
Richard Hough..................................................       100,000         100,000           1.0%         -0-
3601 Thirlane Road, NW
Roanoke, VA 24019 (10)
Tod Robinson...................................................        30,000          30,000             *          -0-
12744 Via Nieve
San Diego, CA 92130 (11)
Ida Borgonovo..................................................       155,000         155,000           1.6%         -0-
55 Quarto Annuviziata
Rome, Italy 00189
Michele Farina.................................................        95,000          95,000           1.0%         -0-
Via Ruggiero 22
Caserta, Italy 81100
Giovanni Giordano..............................................        20,000          20,000             *          -0-
Assunta Giordano
Joint Tenants
Viale Cappiello 90
Caserta, Italy 81100
Lorena Trabucco................................................        10,000          10,000             *          -0-
Via Laviano 64
Caserta, Italy 81100
Angelina Panvini...............................................       220,000         220,000           2.3%         -0-
Via Laviano 64
Caserta, Italy 81100


------------------------

*   Less than 1%

(1) Includes 307,560 shares of Common Stock underlying the Public Warrants which are part of the securities being registered hereby.

(2) Includes 642,535 shares of Common Stock underlying the Public Warrants and 100,000 shares of Common Stock underlying the Waiver Warrants which are part of the securities being registered hereby.


(3) Includes the shares underlying 350,000 Employment Options, 175,000 Acquisition Options and 41,667 Compensation Options.

(4) Includes 166,667 shares of Common Stock issuable upon conversion of Mr. Bookmeier's 333,334 shares of Series B Preferred Stock, and the shares underlying 125,000 Compensation Options.

(5) Includes 166,666 shares of Common Stock issuable upon conversion of Mr. Korby's 333,333 shares of Series B Preferred Stock, and the shares underlying 125,000 Compensation Options.

(6) Includes 166,666 shares of Common Stock issuable upon conversion of Mr. Gietzen's 333,333 shares of Series B Preferred Stock, and the shares underlying 125,000 Compensation Options.


(7) Includes the shares underlying 100,000 Loan Consideration Warrants.


(8) Includes 150,000 options granted under the 1992 Employee Stock Option Plan exercisable at $1.50 per share, and the shares underlying 50,000 Loan Consideration Warrants.

(9) Includes the shares underlying 375,000 Funding Options exercisable at $2.50 per share.

(10) Includes the shares underlying 100,000 Additional Employment Options.

(11) Includes the shares underlying 30,000 Robinson Options.

    The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Shares by the Selling Stockholders. Sales of the Shares by the Selling Stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

    At the time a particular offer of Shares is made by or on behalf of the Selling Stockholders, to the extent required, a Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Stockholders.

                                 LEGAL MATTERS

    The validity of the securities offered hereby is being passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, 153 East 53rd Street, New York, New York 10022.

                                    EXPERTS

    The financial statements of Universal Self Care, Inc. incorporated in this Prospectus from the Company's 1996 Annual Report on Form 10-KSB and Annual Report on Form 10-KSB/A have been audited by Feldman Radin & Co., P.C. independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------

Available Information...........................          3

Incorporation of Certain Documents by
  Reference.....................................          3

Prospectus Summary..............................          4

Risk Factors....................................         13

Use of Proceeds.................................         23

Plan of Distribution and Selling Stockholders...         24

Legal Matters...................................         27

Experts.........................................         27


                        1,707,875 SHARES OF COMMON STOCK
                         INCLUDED IN 1,707,875 CLASS A
                         COMMON STOCK PURCHASE WARRANTS

                            ------------------------

                         114,400 SHARES OF COMMON STOCK
                          INCLUDED IN 114,400 CLASS C
                         COMMON STOCK PURCHASE WARRANTS

                            ------------------------


                        2,705,144 SHARES OF COMMON STOCK
                        FOR CERTAIN SELLING STOCKHOLDERS


                            ------------------------


                              1,971,667 SHARES OF
                                  COMMON STOCK
                             INCLUDED IN 1,971,667
                           NEW CONVERTIBLE SECURITIES


                                 UNIVERSAL SELF
                                   CARE, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 JULY   , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses (other than selling commissions) which will be paid by Universal Self Care, Inc. (the "Registrant") in connection with the issuance and distribution of the securities being registered. With the exception of the Registration fee and the NASD filing fee, all amounts shown are estimates.


Registration fee...................................................  $   2,556
NASDAQ fee.........................................................     10,000
Boston Stock Exchange Fee..........................................     10,000
Blue sky fees and expenses (including legal and filing fees).......      5,000*
Printing and engraving expenses....................................     10,000*
Legal fees and expenses............................................     25,000*
Accounting fees and expenses.......................................      5,000*
Transfer Agent fees and expenses...................................      3,000*
Miscellaneous expenses.............................................      1,444
                                                                     ---------
Total..............................................................  $  72,000*
                                                                     ---------
                                                                     ---------


------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Seventh of the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director of the Registrant does not apply to (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, including, but not limited to, any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the Delaware General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Registrant to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Ninth of the Registrant's Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Section 145 further provides that a corporation may indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    The Selling Stockholder Agreements that Selling Stockholders are being asked to sign contain, among other things, provisions whereby the Selling Stockholders agree to indemnify the Registrant, each officer and director of the Registrant who has signed the Registration Statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Registrant by Selling Stockholders for use in the Registration Statement or Prospectus. See "UNDERTAKINGS."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    A. EXHIBITS.

    NUMBER                                            DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       3.1(a) Certificate of Incorporation of the Company. (1)

       3.1(b) Certificate of Renewal of Charter of the Company. (1)

       3.1(c) Certificate of Amendment of Charter of the Company. (3)

       3.2   By-Laws of the Company. (3)

       3.3   Certificate of Designations, Preferences and Relative, Participating, Optional or other special rights of Series A Redeemable Preferred Stock. (4)

       3.4   Certificate of Designations, Preferences and Relative, Participating, Optional or other special rights of Series B Convertible Preferred Stock. (4)

       4.1(a) Specimen Certificate of the Company's Common Stock. (2)

       4.1(b) Specimen of Redeemable Common Stock Purchase Warrant. (5)

       5.1   Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel.

      23.1   Consent of Feldman Radin & Co., P.C.

      23.2   Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in Exhibit 5.1).

------------------------

(1) Incorporated by reference, filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed on August 3, 1992, SEC File No. 33-50426.

(2) Incorporated by reference, filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 filed on October 13, 1992.

(3) Incorporated by reference, filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 filed on November 10, 1992.

(4) Incorporated by reference, filed as an Exhibit to the Company's Current Report on Form 8-K, filed on April 19, 1995.

(5) Incorporated by reference, filed as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 filed on December 4, 1992.

    B. FINANCIAL STATEMENT SCHEDULES

    None Required.

ITEM 17. UNDERTAKINGS.

    1. The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    4. The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has fully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, Michigan, on the 2nd day of July, 1997.


                                UNIVERSAL SELF CARE, INC.

                                BY:  /S/ BRIAN BOOKMEIER
                                     -----------------------------------------
                                     Brian Bookmeier, President and
                                     Chief Executive Officer


                               POWER OF ATTORNEY



    UNIVERSAL SELF CARE, INC. and each of the persons whose signature appears below hereby constitutes and appoints BRIAN BOOKMEIER AND ALAN KORBY, and each of them singly, such person's true and lawful attorneys-in-fact, with full power to them and each of them to sign for such person and in such person's name, in the capacities indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney-in-fact to any and all amendments to said Registration Statement.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                         TITLE                                 DATE
---------------------------------------  ------------------------------------------------------  ----------------

/s/ BRIAN BOOKMEIER                      President, Chief Executive                                  July 2, 1997
Brian Bookmeier                            Officer, Acting Chief Financial
                                           and Chief Accounting Officer and
                                           Director

/s/ ALAN KORBY                           Vice President and Director                                 July 2, 1997
Alan Korby

/s/ MATTHEW GIETZEN                      Vice President and Director                                 July 2, 1997
Matthew Gietzen

/s/ EDWARD BUCHHOLZ                      Vice President and Director                                 July 2, 1997
Edward Buchholz

/s/ STEVEN LEICHTER, M.D.                Director                                                    July 2, 1997
Steven Leichter, M.D.

/s/ JAMES LINESCH                        Director                                                    July 2, 1997
James Linesch


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